Filed Pursuant to Rule 424(b)(3)
Registration No. 333-130857
PROSPECTUS SUPPLEMENT DATED APRIL 21, 2006
(To Prospectus Filed March 7, 2006)
3.9375% Convertible Senior Debentures Due 2015
5,105,061 Common Shares
This prospectus supplement, together with the prospectus described above, is to be used by certain holders of the securities referenced above, or by their transferees, pledgees, donees or their successors, in connection with the offer and sale of the securities. This prospectus supplement should be read in conjunction with the prospectus and is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus.
The table included in the section captioned “Selling Security Holders” commencing on page 23 of the prospectus is hereby amended to add the selling security holder named below and to reflect the debentures, and common stock issuable upon conversion of the debentures, for that selling security holder:

No. of
Shares of
				No. of Shares		Common
	Amount of	% of	Amount of	of Common	No. of Shares	Stock
	Debentures	Debentures	Debentures	Stock	of Common	Owned
	Beneficially	Beneficially	Being Offered	Beneficially	Stock Being	After
Name of Selling Security Holder	Owned ($)	Owned	($)(a)	Owned(b)(c)	Offered(a)(c)	Offering(a)

Greenwich International, Ltd.(d)(1)	2,500,000	1.45%	2,500,000	73,986	73,986	0

(a)	Because each selling security holder may sell pursuant to this prospectus all or a portion of the offered debentures, and common stock issuable upon conversion of the debentures, we cannot know or estimate number or percentage of debentures and common stock that the selling security holder will hold upon the termination of any particular offering. Please refer to the “Plan of Distribution” beginning on page 64 of the prospectus. The information presented assumes that all of the selling security holders will fully convert the debentures for cash and shares of our common stock, and that the selling security holders will sell all shares of our common stock that they receive pursuant to such conversion.

(b)	Includes shares of our common stock issuable upon conversion of the debentures.

(c)	The number of shares of our common stock issuable upon conversion of the debentures is calculated assuming (i) the debentures are worth $345,000,000 at the time of conversion, with the $172,500,000 principal amount paid in cash and the remaining $172,500,000 paid in shares of our common stock, and (ii) the conversion of the full amount of debentures held by the selling security holders at the initial conversion price of $33.79, which corresponds to the initial conversion rate of 29.5972 shares per $1,000 principal amount of the debentures. The number of shares of our common stock to be offered using this prospectus may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the debentures. Instead, we will pay cash in lieu of fractional shares, if any.

(d)	This selling security holder has identified itself as an affiliate of a registered broker-dealer and has represented to us that it acquired its debentures in the ordinary course of business and, at the time of the purchase of the debentures, had no agreements or understandings, directly or indirectly, with any person to distribute the debentures or underlying common stock. To the extent that we become aware that the selling security holder did not acquire its debentures in the ordinary course of business, or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus is a part to designate the selling security holder as an “underwriter” within the meaning of the Securities Act.

(1)	Greenwich International, Ltd. is a wholly owned subsidiary of Greenwich Capital Holdings, Inc., which is ultimately owned by The Royal Bank of Scotland Group plc, a reporting company under the Securities Exchange Act.
The amended table is based solely on the most current information provided to us by the selling security holder named above. This selling security holder has not, within the past three years, held any position or office with us or any of our predecessors or affiliates or had any other material relationship with us or any of our predecessors or affiliates.